EXHIBIT 10.3
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of May 25, 2006, by and between Susan B. Kilgannon (the “Employee”) and URS Corporation, a Delaware corporation (the “Company”).
     1.   Term Of Employment.
          (a)   Basic Rule. The Company agrees to employ the Employee, and the Employee agrees to remain in employment with the Company, from the date hereof until the date on which the Employee’s employment terminates pursuant to Subsection (b), (c), (d), (e) or (f) below.
          (b)   Termination by Company Without Cause. The Company may terminate the Employee’s employment at any time without Cause (as defined below) by giving the Employee thirty (30) days’ advance notice in writing.
          (c)   Termination by Company for Cause. The Company may terminate the Employee’s employment at any time, with or without advance notice, for Cause. For all purposes under this Agreement, “Cause” shall mean:
               (i)   A willful failure or omission of the Employee to substantially perform her duties hereunder, other than as a result of the death or Disability (as defined below) of the Employee;
               (ii)   A willful act by the Employee that constitutes gross misconduct or fraud;
               (iii)   The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony or any misdemeanor involving dishonesty;
               (iv)   The Employee’s disobedience of lawful orders or directives of the Chief Financial Officer of the Company, or his respective designees, or of the Board of Directors of the Company or a duly appointed committee thereof (collectively, the “Board”) ; or
               (v)   The Employee’s breach of any agreement with the Company.
          (d)   Resignation by Employee. The Employee may terminate her employment by giving the Company thirty (30) days’ advance notice in writing.
          (e)   Death of Employee. The Employee’s employment shall terminate automatically and immediately in the event of her death.

          (f)   Disability. Subject to applicable laws, the Company may terminate the Employee’s employment due to Disability by giving the Employee thirty (30) days’ advance notice in writing. For all purposes under this Agreement, “Disability” shall mean that the Employee, at the time the notice is given, has performed none of her duties under this Agreement for a period of not less than one hundred eighty (180) consecutive days as a result of any physical or mental injury or illness. In the event the Employee resumes the performance of substantially all of her duties hereunder before termination of her active employment under this Section 1(f) becomes effective, the notice of termination shall automatically be deemed to have been revoked.
          (g)   Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Employee’s employment pursuant to this Section 1, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 3, 4 and 5 for the period preceding and including the effective date of the termination, which shall include all accrued and unused vacation, all of which shall fully discharge all responsibilities of the Company, its parent, subsidiary and affiliated corporations and related entities (collectively, “URS” and, individually, a “URS Entity”) to the Employee.
          (h)   Employment by Affiliate. The employment of the Employee shall not be considered to have terminated for purposes of this Agreement if the Employee is employed by any URS Entity.
          (i)   Termination of Agreement. This Agreement shall terminate on the earlier of June 1, 2016 or the date when all obligations of the parties hereunder have been satisfied.
     2.   Duties And Scope Of Employment.
          (a)   Position. The Company agrees to employ the Employee in an executive position for the term of her employment under this Agreement. The Employee shall report to the Chief Financial Officer or his designee, and shall serve in such positions on behalf of URS and perform such duties consistent with an executive position for URS as may be required by the Chief Financial Officer, or his respective designees. It is anticipated that the Employee’s duties will require her to travel frequently and extensively. The Employee’s principal office will be in the greater New York City metropolitan Area. If the principal office to which the Employee is assigned is changed by the Company, with the Employee’s consent, the Company shall reimburse reasonable relocation expenses of the Employee in accordance with generally applicable policies of the Company.
          (b)   Obligations. During the term of her employment under this Agreement, the Employee shall devote her full business efforts and time to URS and shall not render services to any other person or entity without the prior written consent of the Chief Financial Officer or his designee. The foregoing, however, shall not preclude the Employee from (i) engaging in appropriate civic, charitable or religious activities, (ii) devoting a reasonable amount of time to private investments that do not interfere or conflict with her responsibilities to the Company or (iii) serving on the boards of directors of other companies provided that prior written approval for such service is obtained from the Chief Financial Officer or his designee and that such service does not interfere or conflict with her responsibilities to the Company.

          (c)   Resignation from Other Positions. Immediately upon request by the Company, before or after the termination of the employment of the Employee, she shall resign from any and all positions she holds as director, officer, trustee, nominee, agent for service of process, attorney-in-fact or similar position with respect to any URS Entity, and shall execute, verify, acknowledge, swear to and deliver any documents and instruments reasonably requested by the Company or required to reflect such resignation.
     3.   Base Compensation And Target Bonus.
          During the term of the Employee’s employment under this Agreement, the Company agrees to pay the Employee as compensation for her services a base salary at an annual rate of two hundred and ninety thousand dollars ($290,000), or at such higher rate as the Company may determine from time to time. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual rate of compensation specified in this Section 3, as increased by the Company from time to time in its sole discretion, is referred to in this Agreement as “Base Compensation.”) In addition, during the term of the Employee’s employment under this Agreement, the Company agrees that the Employee shall participate in the Company’s annual bonus plan with a target bonus percentage of forty (40%) of Base Compensation or at such higher rate as the Company may determine from time to time. (The annual target bonus percentage specified in this Section 3, as increased by the Company from time to time in its sole discretion, is referred to in this Agreement as “Annual Target Bonus.”)
     4.   Employee Benefits, Stock Options, Incentive Compensation And Other Compensation Plans And Programs.
          During the term of her employment under this Agreement, the Employee shall be eligible to participate in the employee benefit plans, stock option and other equity-based incentive and compensation plans, and other executive incentive and compensation programs maintained with respect to employees of the Company, subject in each case to (i) the generally applicable terms and conditions of the applicable plan or program and to the determinations of the Board or other person administering such plan or program, (ii) determinations by URS, the Board or any such person as to whether and to what extent Employee shall so participate or cease to participate, and (iii) amendment, modification or termination of any such plan or program in the sole and absolute discretion of URS.
     5.   Business Expenses.
          In accordance with the Company’s generally applicable policies, (i) during the term of her employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with her duties hereunder, and (ii) the Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation.

     6.   Termination Of Employment.
          (a)   Severance Payment and Severance Benefits. In the event that, during the term of the Employee’s employment under this Agreement, the Company terminates the Employee’s employment for any reason other than Cause or Disability or the Employee voluntarily resigns her employment for Good Reason (as defined below) within one (1) month of the occurrence of the event constituting Good Reason, then:
               (i)   The Company shall pay a lump sum amount (“Severance Payment”) in, as provided below, equal to one hundred percent (100%) of the Employee’s Base Compensation as in effect on the date of employment termination, plus a pro-rata target bonus based on the number of calendar days employed during the year of termination divided by 365. The Severance Payment shall be paid commencing not more than five (5) business days following the effective date of the Employee’s release as described in Section 7 below. In addition, at the time of the employment termination, the Company shall pay to the Employee all accrued and unpaid vacation.
               (ii)   For the period of one (1) year following such termination, the Company shall (i) if the Employee elects COBRA continuation coverage within the meaning of Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), reimburse the Employee for a portion of the dental and health insurance premiums required to be paid by the Employee for such one (1) year period to obtain such continuation coverage equal to the same portion of such premiums generally paid by the Company at the time of such termination for the benefit of other employees of the Company with responsibilities, organizational level and titles comparable to those of the Employee, and (ii) cause group long-term disability insurance coverage and basic term life insurance coverage then provided to the Employee by the Company, if any, to be continued for such one (1) year period (or, if such coverage cannot be continued or can only be continued at a cost to the Company greater than the Company would have incurred absent such termination, then, at the Company’s election, the Company may either provide such long-term disability or term life insurance as may be available at no greater cost than one hundred fifty percent (150%) of what the Company would have incurred absent such termination or pay to the Employee one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue such coverage absent such termination) (payments and benefits under this Subdivision (ii) of Section 6(a), collectively “Severance Benefits”).
          (b)   Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Employee has incurred a reduction in her Base Compensation or Annual Target Bonus.
          (c)   Termination of Severance Benefits. All Severance Benefits shall be discontinued completely as of the date when the Employee returns to employment or self-employment, whether full- or part-time, with an entity that offers any group health insurance coverage to its employees or independent contractors, regardless of whether such coverage is equivalent to the insurance coverage contemplated by the Severance Benefits.
          (d)   No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 6 (whether by seeking new employment or in any other manner), nor shall any such payment or benefit be reduced by earnings or benefits that the Employee may receive from any other source.

     7.   Severance Payment And Severance Benefits Conditioned Upon Execution Of Effective Release Of Claims.
          Notwithstanding any of the foregoing to the contrary, in no event shall the Company be required to make any payment or provide any benefit pursuant to Section 6 above unless and until the Employee executes and delivers to the Company a General Release in the form of Exhibit A hereto, and such release becomes effective in accordance with its terms; provided, however, that pending such execution and delivery of such a release by the Employee, the Company will advance for the account of the Employee premiums required to be paid during the period during which the effectiveness of the release is pending if necessary to avoid lapse with respect to the Employee within such period of a group dental, health or disability policy to which Severance Benefits provided under Subdivision (ii) of Section 6(a) relate, which advance shall be repaid by the Employee upon expiration of (i) the period during which the Employee is permitted to consider whether to execute the release (if the Employee does not execute the release) or (ii) the period during which the effectiveness of the release is pending (if the Employee executes the release then revokes it within the seven-(7-) day revocation period).
     8.   Nondisclosure.
          During the term of this Agreement and thereafter, the Employee shall not, without the prior written consent of the Chief Executive Officer or his designee or the Board, disclose or use for any purpose (except in the course of her employment under this Agreement and in furtherance of the business of URS) confidential information or proprietary data of URS, except as required by applicable law or legal process, in which case promptly and before disclosure the Employee shall give notice to the Company of any such requirement or process; provided, however, that confidential information shall not include any information available from another source on a nonconfidential basis, known generally to the public, or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business as, or a business similar to, that conducted by URS. The Employee agrees to deliver to the Company at the termination of her employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents or electronic information (and copies thereof) relating to the business of URS, which she may then possess or have under her control. Nothing in this Section 8 or elsewhere in this Agreement shall be deemed to waive, or to permit or authorize the Employee to take any action which waives or could have the consequence of waiving, the attorney-client privilege, the work product doctrine or any other privilege or doctrine with respect to any information in the possession of the Employee or any communication between the Employee and URS or any of its directors, officers, employees, agents or other representatives.
     9.   Miscellaneous Provisions.
          (a)   Successors. Subject to Section 9(j) below and provided that the Employee may not delegate her duties hereunder without the consent of the Board, this Agreement and all rights hereunder shall inure to the benefit of, and be enforceable by, the parties’ successors, assigns, personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

          (b)   Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by U.S. registered mail (return receipt requested and postage prepaid), or when telecopied. In the case of the Employee, mailed notices shall be addressed to her at the home address which she most recently communicated to the Company in writing for income tax withholding purposes or by notice given pursuant to this Section 9(b). In the case of the Company, mailed notices shall be addressed to its corporate headquarters as reflected in its most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, directed to the attention of its Secretary. Telecopied notices shall be sent to such telephone number as the Company and the Employee may specify for this purpose.
          (c)   Modifications; Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (d)   Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
          (e)   Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes and other payroll deductions required to be withheld by law. The Employee hereby declares under penalty of perjury that the Social Security Number she has provided to the Company is true and accurate
          (f)   Certain Reductions and Offsets. Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits under this Agreement shall be reduced by any severance payments and benefits payable by URS to the Employee under any policy, plan, program or arrangement, including, without limitation, any contract between the Employee and URS.
          (g)   Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California, without regard to where the Employee has her residence or principal office or where she performs her duties hereunder.
          (h)   Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (i)   Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or the Employee’s employment with the Company or the terms and conditions or termination thereof, or any action or omission of any kind whatsoever in the course of or connected in any way with any relations between URS and the Employee, including without limitation all claims encompassed within the scope of the form of General Release attached to this Agreement as Exhibit A, shall be finally settled by binding arbitration before a single arbitrator in accordance with the National rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Association”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be administered by the San Francisco, California regional office of the Association and shall be conducted at the San Francisco, California offices of the Association or at such other location in San Francisco, California as the Association may designate. All fees and expenses of the arbitrator and the Association shall be paid by the Company. Each party shall bear their own attorneys’ fees, costs and other expenses associated with such arbitration. The Company and the Employee acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial hereby are expressly waived.
          (j)   No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 9(j) shall be void.
     In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Susan B. Kilgannon
Susan B. Kilgannon

URS Corporation,
By:	/s/ Joseph Masters

Exhibit A
GENERAL RELEASE
(Individual Termination)
     This General Release (“Release”) is executed and delivered by ___ (“Employee”) to and for the benefit of URS Corporation, a Delaware corporation, and any parent, subsidiary or affiliated corporation or related entity of URS Corporation (collectively, “Company”).
     In consideration of certain payments and benefits which Employee will receive following termination of employment pursuant to the terms of the Employment Agreement entered into as ___, between Employee and Company (the “Agreement”), the sufficiency of which Employee hereby acknowledges, Employee hereby agrees not to sue and fully, finally, completely and generally releases, absolves and discharges Company, its predecessors, successors, subsidiaries, parents, related companies and business concerns, affiliates, partners, trustees, directors, officers, agents, attorneys, servants, representatives and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, arbitrations, unfair labor practice charges, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing or bonus claims, expenses, damages, judgments, orders and/or liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them through the date Employee executes this Release (“Claims”), including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims arising out of or in any way connected to Employee’s employment with or separation of employment from Company including any Claims based on contract, tort, wrongful discharge, fraud, breach of fiduciary duty, attorneys’ fees and costs, discrimination in employment, any and all acts or omissions in contravention of any federal, state or local laws or statutes (including, but not limited to, federal or state securities laws, any deceptive trade practices act or any similar act in any other state and the Racketeer Influenced and Corrupt Organizations Act), and any right to recovery based on local, state or federal age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, union affiliation or other anti-discrimination laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the National Labor Relations Act, the California Fair Employment and Housing Act, and any similar act in effect in any jurisdiction applicable to Employee or Company, all as amended, whether such claim be based upon an action filed by Employee or by a governmental agency.
     During the time Employee is entitled to any Severance Payment or Severance Benefits, as defined and provided in Section 6 of the Agreement, Employee agrees (i) to assist, as reasonably requested by Company, in the transition of Employee’s responsibilities and (ii) not to solicit any employee of Company to terminate or cease employment with Company. Without superseding any other agreements, including the Agreement, and obligations Employee has with respect thereto, (i) Employee agrees not to divulge any information that might be of a confidential or proprietary nature relative to Company, and (ii) Employee agrees to keep confidential all

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information contained in this Release (except to the extent (A) Company consents in writing to disclosure, (B) Employee is required by process of law to make such disclosure and Employee promptly notifies Company of receipt by Employee of such process, or (C) such information previously shall have become publicly available other than by breach hereof on the part of Employee).
     Employee agrees to cooperate with Company in responding to the reasonable requests of Company in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against Company, or its current or former affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which reasonably deems Employee’s cooperation necessary or desirable. In such matters, Employee agrees to provide Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements and participating in discovery and trial preparation and testimony. Employee also agrees to promptly send Company copies of all correspondence (for example, but not limited to, subpoenas) received by Employee in connection with any such proceedings, unless Employee is expressly prohibited by law from so doing.
     Without superseding any other agreements, including the Agreement, and obligations Employee has with respect thereto, (i) Employee agrees not to divulge or use, at any time, any information that might be of a confidential or proprietary nature relative to Company, and (ii) Employee agrees to keep confidential all information contained in this Release (except to the extent (A) Company consents in writing to disclosure, (B) Employee is required by process of law to make such disclosure and Employee promptly notifies Company of receipt by Employee of such process, or (C) such information previously shall have become publicly available other than by breach hereof on the part of Employee).
     Employee acknowledges and agrees that neither anything in this Release nor the offer, execution, delivery, or acceptance thereof shall be construed as an admission by Company of any kind, and this Release shall not be admissible as evidence in any proceeding except to enforce this Release.
     It is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, grievances and causes of action, if any, as well as those relating to any other claims, demands, grievances and causes of action hereinabove specified, and elects to assume all risks for claims, demands, grievances and causes of action that now exist in Employee’s favor, known or unknown, that are released under this Release. Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

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     If any provision of this Release or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release which can be given effect without the invalid provision or application. To this end, the provisions of this Release are severable.
     Employee represents and warrants that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released.
     Employee represents that she is not aware of any claims other than the claims that are released by this instrument. Employee acknowledges that she is familiar with the provisions of California Civil Code Section 1542, which states as follows:
     A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.
     Employee, being aware of such Code section, agrees to waive any rights she may have thereunder, as well as under any other statute or common law principle of similar effect.
NOTICE TO EMPLOYEES AGE 40 OR OLDER ON THE DATE
OF TERMINATION OF EMPLOYMENT
     The law requires that Employees age 40 or older be advised and Company hereby advises such Employees in writing to consult with an attorney and discuss this Release before executing it. Employee acknowledges Company has provided to Employee at least twenty-one (21) calendar days (forty-five (45) calendar days, in the case of a group termination) within which to review and consider this Release before signing it.
     Should Employee decide not to use the full twenty-one (21) or forty-five (45) days, as applicable, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire twenty-one (21) or forty-five (45) days to consult an attorney and/or consider this Release. Employee acknowledges that Employee may revoke this Release for up to seven (7) calendar days following Employee’s execution of this Release and that it shall not become effective or enforceable until such revocation period has expired. Employee further acknowledges and agrees that such revocation must be in writing and delivered to Company in accordance with Section 10(b) of the Agreement and must be received by Company as so addressed not later than midnight on the seventh (7th) day following Employee’s execution of this Release. If Employee so revokes this Release, the Release shall not be effective or enforceable and Employee will not receive the monies and benefits described above. If Employee does not revoke this Release in the time frame specified above, the Release shall become effective at 12:00:01 A.M. on the eighth (8th) day after it is signed by Employee.
     In the case of a group termination, the law requires that Employee be provided a detailed list of the job titles and ages of all employees who were terminated in the group termination and the ages of all employees of Company in the same job classification or organizational unit who

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were not terminated. Employee acknowledges that Employee has been provided with this information.
PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A
GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     I have read and understood the foregoing General Release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, and I accept and agree to its terms, acknowledge receipt of a copy of the same and the sufficiency of the monies and benefits described above, and hereby execute this Release voluntarily and with full understanding of its consequences.

Dated: __________________________
Susan B. Kilgannon

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